EXHIBIT 99.1
PRESS RELEASE

NEWS RELEASE
JUNE 15, 1998           CONTACT: MAGGIE P. KNACK, INVESTOR RELATIONS, OR
                                 NORMAN A. COCKE, SVP AND CFO, AT CHRONIMED INC.
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                                 612-979-3600
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                       CHRONIMED ANNOUNCES ACQUISITION OF
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                             CLINICAL PARTNERS, INC.
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MINNEAPOLIS, JUNE 15, 1998 -- CHRONIMED INC. (NASDAQ:  CHMD),
announced today that it has completed a definitive agreement to acquire Clinical Partners, Inc., a specialty HIV/AIDS case management company with significant data and information systems capabilities. The privately held, San Francisco-based company had 1997 revenues of approximately $4 million and presently has operations in four cities. Clinical Partners contracts with managed care organizations to provide disease-specific patient care through a comprehensive system of data analysis, case management, clinical protocol deployment, and provides data analysis and clinical outcome studies to large pharmaceutical companies and providers. This range of services is believed to be the widest in the HIV/AIDS disease management marketplace and includes fee-based, global cost and risk management.

         Chronimed is paying $6 million in cash for Clinical Partners stock. The transaction is being booked using the purchase method of accounting. Chronimed expects that initially in fiscal 1999, the overall effect of the transaction will be dilutive from zero to 3 cents per share, dependent on speed of integration. While Clinical Partners is expected to have an operating profit, the amortization of good will, the cost of employment contracts plus the effect of lost interest income will create this minor dilution. Clinical Partners will become a wholly-owned subsidiary of Chronimed.

         According to Henry F. Blissenbach, Pharm.D., president and chief operating officer of Chronimed, "Clinical Partners will bring us a greatly expanded level of clinical experience and information systems capabilities as we expand our pharmaceutical product distribution business to include disease management. We will integrate Clinical Partners with our StatScript Pharmacy operation to deliver a comprehensive community-based program in 20-plus locations across the country."

         Maurice R. Taylor II, chairman and chief executive officer of Chronimed, explained "This acquisition is both strategic and synergistic, as it enhances Chronimed's future, while we continue to grow our existing businesses. With the addition of Clinical Partners, we position Chronimed to be the disease management leader in HIV/AIDS treatment. We are very excited about it."

         Chronimed Inc. is a healthcare company specializing in services, products, and case management for patients with chronic health conditions. Such conditions include diabetes, HIV/AIDS, organ transplantation, and complex diseases treated with self-injectable drugs. The Company develops, manufactures, markets, and distributes pharmaceuticals, medical diagnostic products, and patient education materials nationwide directly to individuals, patients of managed care organizations, and to institutions that serve these patients.

         As a cautionary note to investors, certain matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; the Company's ability to execute its service and product sales plans; changes in the status of managed care contracts; and the risks described from time to time in the Company's SEC reports.
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EDITORS' NOTE: Clinical Partners, Inc., is headquartered in San Francisco, and has operations in Los Angeles (Beverly Hills), Dallas, and Houston. Chronimed's StatScript Pharmacy network is headquartered in Kansas City, Missouri, and currently has pharmacies in Atlanta, Austin, Chicago, Clearwater, Coral Gables, Dallas, Fort Lauderdale, Houston, Indianapolis, Kansas City, Miami Beach, Philadelphia, Phoenix, Salt Lake City, St. Louis, Tampa, Washington, D.C., and West Palm Beach, with plans for continued growth nationwide.